EXHIBIT 10.69

ROSCITT

Appendix 1

OTHER COMPENSATION

1. Signing Bonus. The Executive received a signing bonus of $1,700,000, paid on September 10, 2003. The signing bonus shall be subject to proportionate clawback (based on the number of full calendar months of elapsed service divided by 28 calendar months) in the event the Executive does not complete the initial term of employment for any reason other then termination of the “Executives employment by the Company without Cause, by Executive Good Reason, or by death or disability; provided however that the full signing bonus shall be repaid within ten days in the event of the “Executives termination by the Company for Cause.

2. Make Up Bonus. The Executive shall receive Make Up Bonus payments as follows - $1,225,000 payable on July 1, 2004, $1,225,000 payable on January 1, 2005, and $1,225,000 payable on July 1, 2005. In the event that the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or by death or disability any unpaid balance shall be paid to the Executive.

3. Restricted Stock. Upon the Company’s emergence from bankruptcy, the Executive will be entitled to receive an initial equity award of restricted stock valued at $5 million at the date of emergence. The value of the restricted stock will be determined by Lazard LLC, financial advisor to the Company (the “Financial Advisor”) and, absent manifest error, the Financial Advisor’s determination of the value of such securities shall be binding upon the Company and the Executive. All such restricted shares shall vest ratably over a period of three years from the date of issuance. After releasing such number of shares as shall be necessary to cover taxes dues as a result of vesting, 75 percent of the remaining shares shall be restricted as to resale until a date that shall be 6 months following the Executive’s termination of employment with the Company. With the prior consent of the Company and the Executive, awards may be made in the form of restricted deferred stock units rather than restricted stock.

In addition, to the award or restricted stock provided above, the Executive shall receive an additional equity award of restricted stock valued at $2 million on August 18, 2004 (the first anniversary date of employment) upon the recommendation of the Chief Executive Officer and subject to the approval of the Board of Directors. The award shall vest ratably over a period of three years.

4. Liability Insurance. The Company will also indemnify the Executive if he is made a party or threatened to be made a party by AT&T or any affiliate by AT&T by reason of his employment hereunder to the fullest extent permitted by law and he shall also be made whole for any benefits forfeited by AT&T by reason of such employment. The Executive represents that he believes in good faith that his two-year non-competition agreement with AT&T has expired and that even if it had not expired it would not be enforceable.

In the case of conflict between the terms of this Appendix 1 (the “Terms”) and the provisions of the Agreement to which this Appendix 1 is attached (the “Provisions”), the Executive’s rights or the Company’s obligations shall be established by whichever of the Terms or Provisions would be more beneficial to the Executive.